Exhibit 99.3

Stock Option No. 99

CLEAN ENERGY FUELS CORP.
STOCK OPTION AGREEMENT

In consideration for your services, Clean Energy Fuels Corp. (the “Company”) hereby grants you an option to purchase shares of common stock of the Company (“Shares”) under the terms and conditions set forth in this Stock Option Agreement (this “Agreement”), as follows:

1.                                      NOTICE OF STOCK OPTION GRANT

Name of Optionee:	G. Michael Boswell

Total Number of Shares Granted: (“Optioned Stock”)	25,000

Type of Option:	☐ Incentive Stock Option

☒ Non-Statutory Stock Option

Exercise Price per Share:	$3.86

Date of Grant:	May 17, 2006

Date Exercisable:

This option will vest equally over a three-year period but will fully vest and become 100% exercisable, in whole or in part, on the date of an underwritten public offering (“Initial Public Offering”) pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Company’s common stock. Notwithstanding the foregoing, this option may be exercised with respect to 100% of the Optioned stock upon a Change in Control; provided, that a Termination Date had not occurred prior to such Change in Control.

Termination Period:

If the optionee dies, this option will terminate 12 months after the optionee’s death, or if earlier, on the Expiration Date set forth below. In no event may this option be exercised after the Expiration Date.

Expiration Date:	May 17, 2016

2.                                      AGREEMENT

In consideration of the mutual obligations contained herein, it is hereby agreed:

2.1                                 Grant of Option.  The Company hereby grants to the optionee named in Notice of Stock Option Grant set forth as Section 1 of this Agreement (“Optionee”) on the date of grant stated in the Notice of Stock Option Grant (“Date of Grant”) the option to purchase, at the exercise price set forth in the Notice of Stock Option Grant (“Exercise Price”), the number of shares of common stock of the Company (“Shares”) stated in the Notice of Stock Option Grant.  This option is intended to be a non-statutory stock option.

2.2                                 Exercise of Option.  Subject to the other conditions set forth in this Agreement, all or part of this option may be exercised before its expiration at the time or times set forth in the Notice of Stock Option Grant.

2.3                                 Term of Option.  This option shall terminate, and all rights to purchase Shares hereunder shall cease, on the expiration date stated in the Notice of Stock Option Grant, or pursuant to the termination period set forth in the Notice of Stock Option Grant, if earlier.

2.4                                 Non-Transferability of Option.  This option shall be non-transferable by the Optionee other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the Optionee only by the Optionee or by the Optionee’s guardian or legal representative.  After the death of the Optionee, this option may be exercised, if exercisable, before its termination by the Optionee’s legal representative, heir, or legatee.  Upon any attempt to sell, transfer, assign, pledge, hypothecate, or otherwise dispose of this option (a “Transfer”), or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment, or similar process upon the rights and privileges conferred hereby, this option and the rights and privileges conferred hereby shall immediately be nullified.  Until written notice of any permitted passage of rights under this option shall have been given to and received by the Secretary of the Company, the Company may, for all purposes, regard the Optionee as the holder of this option.

2.5                                 Method of Exercise.  The rights granted under this Agreement may be exercised by the Optionee, or by the person or persons to whom the Optionee’s rights under this Agreement shall have passed under the provisions of Section 2.4 hereof, by delivering to the Company in care of its Secretary at the Company’s principal office, written notice of the number of Shares with respect to which the rights are being exercised, accompanied by this Agreement for appropriate endorsement by the Company, such investment letter as may be required by Section 2.11 hereof, payment of the Exercise Price, and such other representations and agreements as may be required by the Company’s board of directors (the “Board”).  The Exercise Price may be paid in (i) cash, (ii) check, (iii) other Shares having a fair market value (as determined by the Board) on the date of surrender or attestation equal to the aggregate Exercise Price, (iv) consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Board, (v) the Company’s retention of so many of the Shares that would otherwise have been delivered upon exercise of the Option as have a fair market value (as determined by the Board) on the exercise date equal to the aggregate Exercise Price of all Shares as to which the Option is being exercised, in which case the Option shall be surrendered and cancelled as to such Shares, or (vi) any combination of the foregoing methods of payment.

2.6                                 Regulatory Compliance.  The issue and sale of Shares pursuant to this Agreement shall be subject to full compliance with all then applicable requirements of law and the requirements of any stock exchange or interdealer quotation system upon which the Company’s common stock may be listed or traded.

2.7                                 Legends.  The certificates evidencing the Shares issued upon exercise of this option, if any, shall bear the following legend, if applicable, at the time of exercise:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF SUCH ACT OR SUCH LAWS OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

2.8                                 Amendment and Termination.  This Agreement may be amended or terminated only by written agreement between the Company and the Optionee.

2.9                                 Withholding Tax.  As a condition to the exercise of this option, the Optionee shall make such arrangements as the Board may require for the satisfaction of any federal, state, and local income and employment tax withholding requirements that may arise in connection with such exercise.  The Optionee shall also make such arrangements as the Board may require for the satisfaction of any federal, state, and local income and employment tax withholding requirements that may arise in connection with the disposition of Shares purchased by exercising this option.  The Optionee shall pay to the Company an amount equal to the withholding amount (or the Company may withhold such amount from the Optionee’s salary) in cash or check.  At the Board’s election, the Optionee may pay the withholding amount with Shares or by the Company’s withholding Shares that otherwise would be issued to the Optionee pursuant to exercise of the Option; provided, however, that payment in Shares shall be limited to the withholding amount calculated using the minimum statutory withholding rates interpreted in accordance with applicable accounting requirements, or consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Board.

2.10                           Holder of Shares.  Neither the Optionee nor the Optionee’s legal representative, legatee, or distributee shall be or be deemed a holder of any Shares subject to this option unless and until such person has been issued a certificate or certificates therefor.  No adjustment will be made for dividends or other rights for which the record date precedes the date such stock certificate or certificates are so issued.

2.11                           Investment Covenant.  The Optionee represents that the Optionee is acquiring this option for the Optionee’s own account and not with a view to, or for sale in connection with, any distribution of the option.  The Optionee further represents that if the Optionee exercises this option in whole or in part at a time when there is not in effect under the

Securities Act of 1933, as amended, a registration statement relating to the Shares issuable upon exercise hereof and there is not available for delivery a prospectus meeting the requirements of Section 10(a)(3) of such Act, (i) the Optionee will acquire the Shares upon such exercise for the purpose of investment and not with a view to the distribution thereof; (ii) if requested by the Company, upon such exercise of this option, the Optionee will furnish to the Company an investment letter in form acceptable to it; (iii) if requested by the Company, before selling or offering for sale any such Shares, the Optionee will furnish the Company with an opinion of counsel satisfactory to it to the effect that such sale may lawfully be made and will furnish it with such certificates as to factual matters as it may reasonably request; and (iv) certificates representing such shares may be marked with an appropriate legend describing such conditions precedent to sale or transfer.  Any person or persons entitled to exercise this option under the provision of Section 2.4 hereof shall furnish to the Company letters, opinions, and certificates to the same effect as would otherwise be required of the Optionee.

2.12                           Changes in Capitalization.  The number of Shares covered by this Option and the Exercise Price per Share covered by this Option shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding Shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Company’s common stock, or any other increase or decrease in the number of issued and outstanding Shares, effected without the receipt of consideration by the Company.  The Board’s determination with respect to the adjustment shall be binding and conclusive.

2.13                           Change in Control.  If before the Company’s Initial Public Offering, (i) any entity, person, or group (other than the Company, or its parent or a subsidiary, or an employee benefit plan maintained by the Company or any parent or subsidiary) acquires beneficial ownership of more than 50% of the outstanding voting stock of the Company; (ii) a transaction occurs requiring shareholder approval for the acquisition of the Company by the purchase of stock or assets, by merger, or otherwise; or (iii) during any period of 24 months or less, 50% or more of the members of the Board are elected without the approval of the nomination of such members by a majority of the Board consisting of members who were serving at the beginning of such period (any such event being a “Change in Control”), this option will vest and become 100% exercisable, in whole or in part.

2.14                           Nondisclosure.  The grant and terms of this option are confidential and may not be disclosed by Optionee to any other person, including other employees of the Company, without the express written consent of the Board.  Notwithstanding the foregoing, the Optionee may disclose the grant and terms of this option to the Optionee’s family member, financial advisor, and attorney.  Any breach of this provision shall be deemed a material breach of this Agreement.

2.15                           Governing Law.  This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Delaware.

2.16                           Severability.  If any provision of this Agreement is for any reason held invalid, illegal, or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their best efforts to substitute a valid, legal, and enforceable provision that, insofar as practicable, implements the purposes and intents of this Agreement.

2.17                           Successors.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their legal representatives, heirs, and permitted successors and assigns.

2.18                           Rights to Future Employment.  This option does not confer upon the Optionee any right to continue in the employ or service of the Company or any affiliated company, nor does it limit the right of the Company to terminate the employment or service of the Optionee at any time.

2.19                           Market Standoff.  In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, including the Company’s Initial Public Offering, the Optionee shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Agreement without the prior written consent of the Company or its underwriters.  Such restriction (the “Market Standoff”) shall be in effect for such period following the date of the final prospectus for the offering as may be requested by the Company or such underwriters.  In no event, however, shall such period exceed 180 days.  In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization, or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted, or additional securities that are by reason of such transaction distributed with respect to any Shares subject to the Market Standoff, or into which such Shares thereby become convertible, shall immediately be subject to the Market Standoff.  In order to enforce the Market Standoff, the Company may impose stop-transfer instructions with respect to the Shares acquired under this Agreement until the end of the applicable standoff period.  The Company’s underwriters shall be beneficiaries of the agreement set forth in this Section.  This Section shall not apply to Shares registered in the public offering under the Act.

2.20                           Entire Agreement.  This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof.  It supersedes any other agreements, representations, or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Date of Grant.

CLEAN ENERGY FUELS CORP.

Date: May 18, 2006	By:	/s/ Andrew J. Littlefair
Andrew J. Littlefair

Its: President and Chief Executive Officer

G. MICHAEL BOSWELL

Date: May 18, 2006	/s/ G. Michael Boswell
Signature